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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          -----------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------
                           RRUN VENTURES NETWORK, INC.
                           ---------------------------
             (Exact Name of Registrant as Specified in Its Chapter)

        Nevada                                   98-0204736
        ------                                   ----------
(State of Incorporation)                         (I.R.S. Employer
                                                 Identification No.)

    62 W. 8th Avenue, 4th Floor, Vancouver, British Columbia, Canada V5Y 1M7
    -------------------------------------------------------------------------
                            Telephone: (604) 682-6541
                            -------------------------
          (Address and Telephone Number of Principal Executive Offices)

                 STOCK OPTION PLAN OF RRUN VENTURES NETWORK INC.
                 -----------------------------------------------
                             (Full Title of the Plan)

            Cane  &  Company,  LLC, 2300 W. Sahara Ave., Ste. 500, Box 18,
            --------------------------------------------------------------
                           Las  Vegas,  Nevada  89102
                           --------------------------
                           Telephone : (702) 312-6255
                           --------------------------
            (Name, Address and Telephone Number of Agent for Service)

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
                                    Proposed      Proposed
                                    Maximum       Maximum
   Title of                         Offering      Aggregate       Amount of
Securities to be   Amount to be     Price Per     Offering        Registration
 Registered (1)    Registered (2)   Share (3)     Price (3)       Fee
-------------------------------------------------------------------------------

   Options           5,000,000       $0.20        $1,000,000.     $92.00

===============================================================================
(1) This registration statement covers the common stock issuable upon the exercise of options issued under our Stock Option Plan to employees of the registrant.

(2) This registration statement shall also cover an indeterminable number of additional shares of common stock which may become issuable under the Stock Option Plan by reason of any stock dividend, stock split, re-capitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant's outstanding shares of common stock.

(3) The Proposed Maximum Offering Price Per Share and Aggregate Offering Price are based upon the exercise price of the options in accordance with Rule 457(h) of the Securities Act of 1933, as amended. These amounts are calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(l) under Securities Act of 1933, as amended.

                                ________________
                           Copies to: Michael A. Cane
                                  Cane & Company
                         2300 W. Sahara Ave., Suite 500
                             Las Vegas, Nevada 89102
                                 (702) 312-6255

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                                     PART I

                INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS


Item  1.     Plan  Information.*

Item  2.     Registrant  Information  and  Employee  Plan  Annual  Information.*

* Information required by Part I to be contained in Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, and Note to Part I of Form S-8.

                                     PART II

Item  3.     Incorporation  of  Documents  by  Reference.

The following documents filed by RRUN Ventures Network, Inc. (the "Company"), with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(1) The Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on October 15, 2001;

(2) The Company's Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on November 19, 2001;

(3) All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act subsequent to the filing of the Company's Form 424B3 filed with the Commission on August 8, 2001;

(4)  The  description  of  the  Company's Common Stock which is contained in the
     Schedule 424B3 Proxy Statement, referred to in (3) above, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Item  4.     Description  of  Securities.

The securities to be offered are registered under Section 12 of the Exchange Act of 1934.

Item  5.     Interests  of  Named  Experts  and  Counsel.


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No  expert  or  counsel named in this prospectus as having prepared or certified any part of it or as having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Company or any of its parents or subsidiaries. Nor was any such person connected with the Company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Cane & Company, LLC, Independent Counsel, has provided an opinion on the validity of the Company's common stock issuable upon exercise of the stock options.

Item  6.     Indemnification  of  Directors  and  Officers.

The officers and directors of the Company are indemnified as provided by the Nevada Revised Statutes ("NRS") and the Bylaws of the Company.

Under the NRS, a corporation has the power to provide directors with immunity from monetary liabilities and may do so by including such language in the corporation's articles of incorporation or bylaws. Corporations are empowered to protect directors from breach of the duty of care, but not breaches of the duty of loyalty or the duty of disclosure. Directors who are so protected are free from personal financial liability whether monetary damages arise from legal or equitable remedies. However, directors may still be subject to equitable remedies such as injunction, rescission, and corrective disclosure.

Under  the  NRS,  a  corporation  may  not  provide  immunity  from:

     (a) Any breach of a director's duty of loyalty to the corporation or its stockholders;

     (b) Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

     (c) Unlawful payment of dividends or unlawful stock purchases or redemptions; and

     (d) Any transaction from which the director derives an improper personal benefit.


Article XII of the Articles of Incorporation, as amended, state certain indemnification rights. Our Bylaws provide that we will possess and may exercise all powers of indemnification of officers, directors, employees, agents and other persons and all incidental powers and authority. Our Board of Directors is authorized and empowered to exercise all of our powers of indemnification, without shareholder action. Our assets could be used or attached to satisfy any liabilities subject to indemnification.

The Company's bylaws provide that directors and officers shall be indemnified by the Company to the fullest extent authorized by the NRS, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with services for or on behalf of the


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Company.  The  bylaws  also  authorize  the  Company  to  enter into one or more agreements with any person that provide for indemnification greater or different from that provided in the bylaws.

In August, 2001, the Company amended its Bylaws of the Corporation. The Company has included in such Bylaws the following provision:

(a) Director Immunity. Directors will be immune from monetary liabilities to the fullest extent not prohibited by Nevada law. Excepted from that immunity are:

- a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest;

- a violation of criminal law unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

-    a  transaction from which the director derived an improper personal profit;
     and

-    willful  misconduct.

(b) Directors and Officers. The corporation will indemnify its directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation,
(iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under Nevada law or
(iv)  such  indemnification  is  required  to  be made pursuant to these Bylaws.

Other relevant provisions appear in Article XI of the Bylaws of the Corporation and are incorporated by reference in this Registration. See Item 8 - Exhibits below.

Item  7.     Exemption  from  Registration  Claimed.

Not  applicable.

Item  8.     Exhibits.

Exhibit
Number       Description  of  Document
-------      -------------------------

3.1          Amended  Articles  of  Incorporation  (1)
3.2          Amended  Bylaws  (2)
3.3          Stock  Option  Plan  of  RRUN  Ventures  Network,  Inc.  (2)
4.1          Form  of  Incentive  Stock  Option  Agreements
5.1 Opinion of Cane & Company, LLC regarding the validity of the Company's common


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             stock issuable upon exercise of  the  options with  consent to use.
23.1         Consent  of  Morgan  &  Company,  Chartered  Accountants
24.1 Power of Attorney (included on the signature page of this registration statement).


(1) Incorporated into this Form S-8 by reference to the Registrant's previous filing of this Exhibit in its Form 8-K filed with the Commission on August 20, 2001.

(2) Incorporated into this Form S-8 by reference to the Registrant's previous filing of this Exhibit in its Form 10-KSB filed with the Commission on October 15, 2001.

Item  9.     Undertakings.

The  Company  hereby  undertakes  that  it  will:

(a) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (1) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (2) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

     (3) include any additional or changed material information on the plan of distribution.

Paragraphs (a) (1) and (2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed under the Exchange Act.

(b) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

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                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant, RRUN Ventures Network, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on this 15th day of March, 2002.

                                          RRUN VENTURES NETWORK, INC.

                                          By: /s/ Ray A. Hawkins
                                              ----------------------------------
                                              Ray A. Hawkins, President

                                POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ray A. Hawkins, as his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution for him and his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statements and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following person in the capacities and on the date indicated.

Signature                  Title                                Date
---------                  -----                                ----

                           Chief Executive Officer
/s/ Ray A. Hawkins         President & Director
________________________   (Principal Executive Officer)        March 15, 2002
RAY  A.  HAWKINS

                           Chief Operating Officer
/s/ Edwin Kwong            Chief Financial Officer & Director
________________________   (Principal Financial Officer)        March 15, 2002
EDWIN  KWONG